                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of the 17th day of July, 1996, is entered into by Augat Inc., a Massachusetts corporation with its principal place of business at 89 Forbes Boulevard, Mansfield, Massachusetts 02048 (the "Company"), and Marcel P. Joseph, residing at 9 Hawthorne Road, Bluffton, South Carolina 29910 (the "Executive").

     The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on July 17, 1996 (the "Commencement Date") and ending on July 17, 1997, unless sooner terminated in accordance with the provisions of Section 4 (such period, as it may be extended, the "Employment Period").

     2. TITLE; CAPACITY. The Executive shall serve as President and Chief Operating Officer of the Company or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time. The Executive shall be based at the Company's headquarters in Mansfield, Massachusetts, or such place or places in the continental United States as the Board shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board.

     The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3. Compensation and Benefits.
        -------------------------

        3.1 SALARY. Commencing on the Commencement Date, the Company shall pay the Executive, after withholding and other required deductions, bi-weekly or otherwise in accordance with the Company's standard payroll policies as such policies may exist from time to time, an annualized base salary of $450,000 ("Base Salary").

        3.2 BONUS. The Executive shall be entitled to an annual target bonus of up to 60% of Base Salary actually paid during the Employment Period (the "Bonus") if the Board determines, in its sole discretion, that certain performance criteria established by the Board have been satisfied. In considering the existence and size of the Executive's bonus, the Board will consider, inter alia, the Company's achievement of its 1996 Business Plan, as approved by the Board, and the Executive's role in the preparation of the Company's 1997 Business Plan.

        3.3 FRINGE BENEFITS. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications makes him eligible to participate, including, but not limited to, the programs indicated on SCHEDULE A to this Agreement. The Executive shall be entitled to four weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

        3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the
Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, PROVIDED, HOWEVER, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

     4. EMPLOYMENT TERMINATION. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

        4.1 Expiration of the Employment Period in accordance with Section 1;

        4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section
4.2, cause for termination shall be deemed to exist upon (a) a good faith finding by the Company of failure of the Executive to perform his assigned duties for the Company, dishonesty, gross negligence or misconduct, or (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

        4.3 Upon the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company,

PROVIDED THAT if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

        4.4 At the election of either party, upon not less than 30 days prior written notice of termination.

     5. Effect of Termination.
        ---------------------

        5.1 TERMINATION FOR CAUSE OR AT ELECTION OF EITHER PARTY. In the event the Executive's employment is terminated for cause pursuant to Section 4.2, or at the election of the Company pursuant to Section 4.4: (a) the Company shall pay to the Executive the salary, benefits and reimbursement otherwise payable to him under Sections 3.1, 3.3 and 3.4 through the last day of his actual employment by the Company, and (b) the Board shall review and consider the payment of a pro rata portion of the Bonus pursuant to Section 3.2, as determined by the Board in its sole discretion by reference to the achievement by the Company of certain performance goals as of the date of the Executive's termination. In the event the Executive's employment is terminated at the election of the Executive pursuant to Section 4.4, the Company shall make the payments specified in clause (a) immediately above.

        5.2 TERMINATION FOR DEATH OR DISABILITY. If the Executive's employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs.

        5.3 SURVIVAL. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

          6. Non-Compete.
             -----------

          (a) During the Employment Period and following the termination or expiration thereof and continuing until December 31, 2002, the Executive will not directly or indirectly:

          (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while the Employee was employed by the Company; or

          (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

          (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

          (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this
Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Proprietary Information and Developments.
   ----------------------------------------

          7.1 Proprietary Information.

          (a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

          (b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

          (c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

          7.2 Developments.
              ------------

          (a) Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

          (b) Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

          (c) Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

          7.3 OTHER AGREEMENTS. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

          8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

          9. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

          10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the letter agreements between the Company and the Executive dated July 26, 1993 and May 23, 1994;

provided, however, that each of (i) the Letter Agreement dated July 19, 1994 between the Company and the Executive and (ii) the Agreement of even date herewith between the Company and the Executive providing for certain change in control agreements shall not be superseded hereby and shall continue in full force and effect.

     11. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     12. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

     14. Miscellaneous.
         -------------

         14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                          AUGAT INC.


                                          By: /s/ F. Gordon Bitter
                                             ----------------------------------

                                          Title: Vice President Finance
                                                -------------------------------


                                          EXECUTIVE

                                          /s/ Marcel P. Joseph
                                          -----------------------------------
                                          Marcel P. Joseph